UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 21, 2011 (June 16, 2011)

VRINGO, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-34785	20-4988129
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18 East 16th Street, 7th Floor New York, New York	10003
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (646) 525-4319

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Director

On June 16, 2011, the Board of Directors (the “Board”) of Vringo, Inc. (the “Company”) elected Geoffrey M. Skolnik to serve as a director of the Company, effective immediately. The Board determined that Mr. Skolnik is independent in accordance with the applicable rules of the NYSE Amex LLC. Mr. Skolnik will also serve as a member of the Audit Committee of the Board.

Item 5.07.                       Submission of Matters to a Vote of Security Holders.

                On June 16, 2011, Vringo, Inc. (the “Company”) held its Annual Meeting of Stockholders. At the meeting, stockholders re-elected all seven directors nominated by the Company’s Board of Directors and ratified the appointment of Somekh Chaikin, a member firm of KPMG International, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

Set forth below are the final voting results for each of the proposals.

Proposal 1 – Election of Directors

The following individuals were elected to serve as directors of the Company until the 2012 Annual Meeting of Stockholders and until their successors have been duly elected and qualified. The voting results were as follows:

Director	Votes For	Votes Withheld	Broker Non-Votes

Jonathan Medved	1,771,448	1,000	2,102,850
Seth Siegel	1,766,048	6,400	2,102,850
Ralph Simon	1,771,448	1,000	2,102,850
Andrew Perlman	1,771,448	1,000	2,102,850
Edo Segal	1,771,448	1,000	2,102,850
Philip Serlin	1,771,448	1,000	2,102,850
John Engelman	1,771,448	1,000	2,102,850

Proposal 2 – Ratification of Appointment of Independent Registered Public Accounting Firm

The appointment of Somekh Chaikin, a member firm of KPMG International, to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011 was ratified. The voting results were as follows:

Votes For	Votes Against	Abstentions
3,864,314	10,984	-

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VRINGO, INC.

Dated: June 20, 2011	By:	/s/ Ellen Cohl
Name: Ellen Cohl
Title: Chief Financial Officer